Exhibit 10.24

Exclusive Technology Consulting and Service Agreement

This Exclusive Technology Consulting and Service Agreement (the “Agreement”) is entered into by and between the parties in Beijing, China on January 14, 2014.

Party A:     Beijing QIYI Century Science & Technology Co., Ltd.

Address:    Room 1001, Floor 10, 2 Haidian East Third Street, Haidian District, Beijing

Party B:     Shanghai Zhong Yuan Network Co., Ltd.

Address:    Room 701, Building 3, 33 Leshan Road, Xuhui District, Shanghai

Whereas:

(1) Party A is a wholly foreign-owned enterprise incorporated under the laws of the People’s Republic of China (hereinafter referred to as “China”) with technology expertise and practical experience in development and design of computer software as well as a wealth of experience and professionals in information technology and services.

(2) Party B is a limited liability company incorporated in Shanghai, China and engaged in business of designing, making, handling and publishing various advertisements and other businesses.

(3) Party A intends to provide Party B with exclusive technology consulting and related services. Party B also intends to accept such services. Both parties hope to continue their cooperation and are willing to sign a written agreement to clarify their rights and obligations.

Therefore, the Parties reached the following agreement upon consultations:

1.	Exclusive Consulting and Services; Exclusive Rights and Interests

1.1	During the term of this Agreement, Party A agrees to, as the exclusive technology consulting and service provider of Party B globally, provide Party B with relevant technology consulting and services on an exclusive basis in accordance with the terms and conditions under this Agreement (see Schedule 1 for details).

1.2	Party B agrees to accept the technology consulting and services provided by Party A. Party B further agrees that it will not accept the technology consulting and services provided by any third party for the above business during the period of this Agreement unless Party A agrees in writing beforehand.

2.	Calculation, Payment and Guarantee of the Technology Consulting and Service Fees (Hereinafter Referred to as the “Consulting Service Fees”)

2.1	Both Parties agree that the Consulting Service Fees under this Agreement shall be calculated and paid in the manner set out in Schedule 2. Party A has the right to adjust the calculation and payment method in Schedule 2 at any time, such adjustment shall become effective upon Party A’s written confirmation, and Party B’s consent is not required.

2.2	With respect to the Consulting Service Fees payable by Party B under this Agreement, the shareholders of Party B will provide pledge guarantee to Party A with all of Party B’ equity held by the shareholders of Party B.

3.	Intellectual Property Rights

3.1	Party A owns the copyright of the software designed by Party A and other related software, as well as the intellectual property rights of all R&D results obtained by Party A for fulfilling this Agreement and/or through R&D as a result of other agreements signed by both Parties and any rights derived from them. Such rights include, but are not limited to, patent application right, software and technology documents as carrier, copyrights or other intellectual property rights of technology materials, right to license others to use the above intellectual property rights or transfer the above intellectual property rights.

3.2	During the implementation of this Agreement, if Party B needs to use Party A’s software programs or systems, the Parties will agree on the scope, manner and licensing fees of the software licenses by agreement.

4.	Representations and Warranties

4.1	Party A’s representations and warranties are as follows:

4.1.1	Party A is a wholly foreign-owned enterprise legally registered and effectively existing in accordance with the laws of China.

4.1.2	Party A shall sign and execute this Agreement within the scope of its power and business scope. Party A has taken appropriate corporate actions, made proper authorization and has obtained necessary consent and approval of any third party, government or relevant authority. Party A does not violate the laws and contracts that are binding or affecting it.

4.1.3	The execution of this Agreement constitutes a legal, effective, binding and enforceable obligation to Party A in accordance with the terms of this Agreement.

4.2	Party B’s representations and warranties are as follows:

4.2.1	Party B is a limited liability company legally registered and effectively existing in accordance with the laws of China.

4.2.2	Party B shall sign and execute this Agreement within the scope of its power and business scope. Party B has taken appropriate corporate actions, made proper authorization and has obtained necessary consent and approval of any third party, government or relevant authority. Party B does not violate the laws and contracts that are binding or affecting it.

4.2.3	The signing of this Agreement constitutes a legal, effective, binding and enforceable obligation to Party B in accordance with the terms of this Agreement.

5.	Confidentiality

5.1	Party B agrees to try its best to take all reasonable confidentiality measures to keep confidential any confidential materials and information (hereinafter referred to as the “Confidential Information”) of Party A which Party B understands or comes into contact with because of its acceptance of the exclusive consulting and services from Party A. Party B shall not disclose, give or transfer such confidential information to any third party without the written consent of Party A. Once the Agreement is terminated, Party B shall return any documents, materials and software with confidential information to Party A as required by Party A or destroy such documents, materials and software, shall delete any confidential information from any relevant memory device, and shall not continuously use such confidential information.

5.2	The Parties to this Agreement acknowledge and confirm that any oral or written information exchanged between the Parties for the purpose of this Agreement is confidential. Both Parties shall keep all such information in confidential and shall not disclose any relevant information to any third party without the written consent of the other Party, except for: (a) the information that is or will be known to the public (but the information is not disclosed to the public by the Party receiving the information without authorization); (b) the information required to be disclosed by applicable law or stock exchange rules or regulations; or (c) the information required to be disclosed by either Party to its legal or financial adviser for the transaction under this Agreement and the legal or financial adviser also obliges to comply with the confidentiality obligations similar to this term. The leakage of confidential information by any staff member or employing agency of either Party shall be deemed that such Party divulges the confidential information. Such party shall be liable for breach of contract.

5.3	Both Parties agree that this Article 5 will continue to be valid irrespective of whether the Agreement is invalid, altered, canceled, terminated or not executable.

6.	Indemnity

Party B shall be responsible for any losses, damages, obligations and expenses incurred to Party A in any action, claim or other request against Party A arising from or as a result of the contents of consulting and services requested by Party B and hold harmless Party A from and against any damages.

7.	Effectiveness and Period of Validity

7.1	This Agreement shall become effective on January 14, 2014.

7.2	This Agreement is valid for a period of ten (10) years unless terminated earlier under this Agreement or a separate agreement between the Parties.

7.3	Before expiration of the Agreement, the period of validity can be extended with Party A’s written confirmation.

7.4	If the operation term (including any extension of the period) of any Party expires or terminates for any other reason during the period specified in Article 7.2 and Article 7.3, the Agreement terminates upon termination of such Party, unless such Party has transferred its rights and obligations pursuant to Article 13 of this Agreement.

8.	Termination

8.1	Expiry on the expiry date. Unless renewed in accordance with the terms of this Agreement, this Agreement shall terminate on the expiry date.

8.2	Early termination. During the period of this Agreement, Party B shall not terminate this Agreement beforehand unless Party A commits any gross negligence, fraud, other illegal act or bankruptcy. Notwithstanding the foregoing, Party A shall have the right to terminate this Agreement at any time by giving written notice to Party B thirty (30) days in advance. If Party B violates this Agreement during the period of this Agreement and fails to correct the default upon receipt of Party A’s written notice of default within fourteen (14) days, Party A may notify Party B in writing to terminate this Agreement.

8.3	Survival. After the termination of this Agreement, the rights and obligations of the parties under Article 5, Article 10 and Article 12 will remain in effect.

9.	Applicable Law

The performance, interpretation and enforcement of this Agreement shall be governed by the law of China.

10.	Resolution of Disputes

In the event of a dispute between the parties concerning the interpretation and performance of the provisions of this Agreement, both Parties shall negotiate and resolve the dispute in good faith. If the parties have not reached an agreement on the resolution of the dispute within thirty (30) days after either Party requests resolution of the dispute through negotiations, either Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the then effective arbitration rules. The place of arbitration shall be Beijing. The language of arbitration shall be Chinese. The arbitration award shall be final and binding on both Parties.

11.	Force Majeure

11.1	A “Force Majeure Event” means any event that is beyond the reasonable control of a Party and is still unavoidable even the affected party takes reasonable care, including but not limited to government acts, legal changes, natural forces, fires, explosions, storms, flooding, earthquakes, tides, lightning or war. However, lack of creditworthiness, funding or financing must not be considered as something beyond one’s reasonable control. Either Party affected by any Force Majeure Event and seeking to waive performance of its obligations under this Agreement or under any terms of this Agreement shall, as soon as possible, inform the other Party in writing of this liability exemption matter.

11.2	When performance of this Agreement is delayed or obstructed by a Force Majeure Event, the Party affected by the Force Majeure Event shall not be liable for any obligations under this Agreement to the extent it is delayed or obstructed. The affected Party shall take appropriate measures to reduce or eliminate the effects of force majeure and shall endeavor to restore the performance of its obligations that are delayed or obstructed by Force Majeure Event. Once the effect of the Force Majeure Event is eliminated, the Parties agree to use their best efforts to restore performance under this Agreement.

12.	Notice

Any notice or other communication by either Party in accordance with the provisions of this Agreement shall be in Chinese or English and may be sent by personal delivery, registered mail, postage prepaid mail, or authorized courier service or fax to the following address of one or both of the Parties or other address noticed by either Party to the other Party from time to time or the address of any other person designated by such Party. The notice shall be deemed serviced (a) in case of personal delivery, when it is delivered; (b) in case of a letter, on the tenth (10) day after the registered mail is sent out (marked on the postmark) or the fourth day after it is posted with an internationally recognized courier service organization; and (c) in case of fax, at the time shown on the transmission confirmation of relevant documents.

Party A:	Beijing QIYI Century Science & Technology Co., Ltd.
Address:	Floor 10 and 11, 2 Haidian East Third Street, Haidian District, Beijing
Contact:	Gong Yu
Fax:
Tel:

Party B:	Shanghai Zhong Yuan Network Co., Ltd.
Address:	Floor 5, Minrun Building, 1388 Yishan Road, Xuhui District, Shanghai
Contact:	Gong Yu
Fax:
Tel:

13.	Assignment of the Agreement

13.1	Party B shall not assign its rights and obligations under this Agreement to any third party unless prior written consent of Party A is obtained.

13.2	Party B hereby agrees that Party A may assign its rights and obligations under this Agreement to other third parties when it is required. Party A shall only give written notice to Party B at the time of the assignment and there is no need to obtain the consent of Party B on such assignment.

14.	Entire Agreement

The Parties acknowledge that this Agreement, once effective, shall constitute the entire agreement and understanding between them with respect to the content hereof, and shall replace all oral and/or written agreements and understandings concluded by the Parties with respect to the content hereof.

15.	Severability

If any provision hereof is held invalid, or unenforceable for violating any laws, the provision shall be deemed invalid in the jurisdiction where the laws are applied, and shall not affect the legal validity of other provisions hereof.

16.	Amendment and Supplementation

The Parties shall amend or supplement this Agreement in writing. Any amendment to or supplemental agreement of this Agreement duly signed by legal or authorized representatives of the Parties constitute a part of this Agreement, and have the same legal force as this Agreement.

17.	Counterparts

The Agreement is made in duplicate, with each party holding one. Each counterpart has the same legal force.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective legal or authorized representatives on the first date written above.

Party A:	Beijing QIYI Century Science &Technology Co., Ltd.

[Company seal is affixed]

By:	/s/ Gong Yu
Title:	legal/authorized representative

Party B:	Shanghai Zhong Yuan Network Co., Ltd.

[Company seal is affixed]

By:	/s/ Gong Yu
Title:	legal/authorized representative

Schedule 1: List of the Content of Technology Consulting and Services

(1)	Server maintenance and support services for network platform management;

(2)	Development, update and upgrade of server applications and the application on any website owned or operated by Party B;

(3)	E-commerce technology services, including but not limited to the design and maintenance of e-commerce platforms;

(4)	Provide design schemes, software design, page production, technology support and other technology services, and provide management consulting on advertising business operations, Internet information services and other value-added telecommunications business that Party B may be involved;

(5)	Provide labor support according to Party B’s request, including but not limited to lending or dispatching relevant personnel (provided that Party B shall bear related service expenditure at its own expense);

(6)	Technical and operational staff training;

(7)	Analysis of website traffic statistics;

(8)	Sales data processing;

(9)	Technical support for platform user interaction;

(10)	Advertising schedule release; and

(11)	Other services approved by both Parties.

Schedule 2: Calculation and Payment Methods for Technology Consulting and Service Fees

Both parties agree that the technology consulting and service fees under this Agreement shall be calculated and paid on a quarterly basis. Party A shall inform Party B of the Consulting Service Fees incurred in the previous quarter at the end of each quarter and provide the corresponding expense details. Party B shall pay the Consulting Service Fees according to the amount given by Party A.